                                                                    Exhibit 99

                 Chromatics Color Sciences International, Inc.

                                 Press Release


Contact:          Darby S. Macfarlane
                  Chromatics Color Sciences International, Inc.
                  212-717-6544

                  or

                  Richard Wool
                  Hill and Knowlton, Inc.
                  212-885-0523


    Chromatics Color Sciences Appoints BDO Seidman as New Accounting Firm

New York, May 1, 1998 - Chromatics Color Sciences International, Inc. (NASDAQ: CCSI) announced today the appointment of BDO Seidman LLP as its new independent auditors for the fiscal year ending December 31, 1998.

         BDO Seidman is one of the nation's leading accounting and consulting firms, with 1,600 partners and staff located throughout the United States. It is the U.S. member firm of BDO International, the world's seventh-largest accounting and consulting organization, with over 490 member firm offices in 84 countries.

         "We are very pleased that BDO Seidman is going to serve as Chromatics' new accounting firm," said Darby S. Macfarlane, chairperson and chief executive officer of Chromatics. "BDO will provide us with expanded consulting capabilities as well as an additional level of financial reporting expertise as the Company accelerates its pace of corporate development."

         Chromatics Color Sciences is in the business of color science and has developed technologies and intellectual properties which it believes have medical applications involving the detection and monitoring of certain chromogenic diseases or disorders such as bilirubin infant jaundice. The Company defines chromogenic diseases or disorders as those diagnosed or monitored by the coloration of the human skin, tissue or fluid being affected. In this regard, the Company has received Food and Drug Administration (FDA) clearance for commercial marketing of its medical device for detection and monitoring of bilirubin infant jaundice.

         Other medical applications will require additional clinical trials and FDA clearance. The Company's technologies and intellectual properties also have other applications, including the scientific color measurement and classification of human skin, certain color-sensitive consumer products, and in determining the color compatibility of such skin and product color classification for use in a variety of industries including the cosmetic, beauty-aid and fashion industries.

         Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the Company's business which may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company's ability to implement its long range business plan for various applications for its technologies, the impact of competition, the obtaining of further regulatory clearances applicable to proposed new applications of the Company's technology, management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, including those set forth in its annual report on Form 10-K for the year ended December 31, 1997.